Exhibit 10.48

Summary of the principal terms of the lease agreement
between Finisar Shanghai and Shanghai Oppel Lighting Co. Ltd.
(Original document in Chinese).
Beginning on November 15, 2007, Finisar Shanghai, Inc., entered into a lease agreement with landlord Shanghai Oppel Lighting Co. Ltd. regarding factory and office space located at No. 66 Huiqing Rd., East Zhangjiang Hi-Tech Park, Shanghai, People's Republic of China. The initial term of the lease is 15 years with no option to extend. The total leased space is14,091 square meters. The built out area of the factory portion is 10,857 square meters, and the office portion is 3,234 square meters. The monthly rental payments are as follows:
•November 2007 through October 2010 - CNY 497,477
•November 2010 through October 2013 - CNY 558,022
•November 2013 through October 2016 - CNY 615,991
•November 2016 through October 2019 - Fair market value
•November 2019 through October 2022 - Fair market value

The terms of the Lease Agreement required a security deposit of CNY 1,600,000. Finisar Shanghai has the option to choose not to extend the lease at the end of any three year interval with 3 months prior written notice without any penalty. If the Lease Agreement is canceled in the middle of any three year interval, the penalty is two months rent. During the Lease term, Finisar Shanghai shall pay the utility charges and other relevant charges actually and properly incurred by Finisar Shanghai in relation to the use of the premises.

The Lease Agreement also contains provisions covering subletting, transfer and exchange of the premises, conditions for termination of the agreement, force majeure, illegality, invalidity or unenforceability, waiver, settlement, dispute resolution, quiet enjoyment of the premises, insurance, and liabilities for breach.